Exhibit 99.1

Contact:	Jake Elguicze
Treasurer and Vice President of Investor Relations
610-948-2836

FOR IMMEDIATE RELEASE	July 31, 2012

TELEFLEX REPORTS SECOND QUARTER 2012 RESULTS

Revenues Rise 0.6% to $383.3 million; up 4.7% on Constant Currency Basis

GAAP EPS of $1.14, up 52%

Adjusted EPS of $1.23, up 34%

Reaffirms 2012 Guidance for Constant Currency Revenue Growth and Adjusted EPS Ranges

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced financial results for the second quarter ended July 1, 2012.

Second quarter 2012 net revenues were $383.3 million, an increase of 0.6% over the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2012 net revenues increased 4.7% over the prior year period.

Second quarter 2012 GAAP diluted earnings per share from continuing operations was $1.14, as compared to $0.75 in the prior year period. Second quarter 2012 adjusted diluted earnings per share from continuing operations was $1.23, an increase of 33.7% over the prior year period.

“Teleflex’s second quarter performance demonstrates continued steady progress in revenue growth, gross and operating margin improvement, and pipeline investment,” said Benson Smith, Chairman, President and CEO. “Revenue grew across all geographic regions on a constant currency basis, driven by additional sales volume and our pricing strategy. At the same time, we continued to invest in research and development, completing four late-stage technology acquisitions that will help position the Company for future growth. Furthermore, we are taking steps to expand margins through the divestiture of our OEM orthopedics business, as well as through the reduction of three U.S. based distribution centers into one centralized location. Looking forward, despite the impact of foreign currency headwinds, we remain comfortable with our previously provided constant currency revenue growth and adjusted earnings per share guidance ranges for 2012.”

SECOND QUARTER NET REVENUE BY PRODUCT GROUP AND SEGMENT

Critical Care second quarter 2012 net revenues were $254.1 million, an increase of 0.2% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2012 net revenues increased 4.4% compared to the prior year period. The increase in revenue was due to higher sales of anesthesia, urology and vascular access products, partially offset by a decline in sales of respiratory products.

Surgical Care second quarter 2012 net revenues were $72.5 million, a decrease of 0.5% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2012 net revenues increased 3.8% compared to the prior year period. The increase in revenue was due to higher sales of ligation and closure products, partially offset by a decline in sales of general surgical instruments and chest drainage products.

Cardiac Care second quarter 2012 net revenues were $20.5 million, a decrease of 7.6% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2012 net revenues decreased 2.3% compared to the prior year period. The decrease in revenue was due to a decline in sales of intra-aortic balloon pumps and catheters.

OEM and Development Services (“OEM”) second quarter 2012 net revenues were $36.0 million, an increase of 11.7% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2012 net revenues increased 13.6% compared to the prior year period. The increase in revenue was due to higher sales of specialty suture and catheter fabrication products. The OEM results, for all periods mentioned, reflect the OEM orthopedics business as a discontinued operation.

	Three Months Ended		% Increase/ (Decrease)
	July 1, 2012	June 26, 2011	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Critical Care	$254.1	$253.6	4.4%	(4.2%)	0.2%
Surgical Care	72.5	72.9	3.8%	(4.3%)	(0.5%)
Cardiac Care	20.5	22.1	(2.3%)	(5.3%)	(7.6%)
OEM	36.0	32.2	13.6%	(1.9%)	11.7%
Other	0.2	0.4	19.7%	(7.8%)	11.9%

Total	$383.3	$381.2	4.7%	(4.1%)	0.6%

North America second quarter 2012 net revenues were $160.3 million, an increase of 2.5% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2012 net revenues increased 2.7% compared to the prior year period. The increase in revenue was due to higher volume, new product sales, and price increases.

EMEA second quarter 2012 net revenues were $126.9 million, a decrease of 7.9% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2012 net revenues increased 2.3% compared to the prior year period. The increase in revenue was due to higher volume, new product sales, and price increases.

Asia & Latin America second quarter 2012 net revenues were $60.1 million, an increase of 9.9% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2012 net revenues increased 11.1% compared to the prior year period. The increase in revenue was due to higher volume and price increases.

OEM second quarter 2012 net revenues were $36.0 million, an increase of 11.7% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2012 net revenues increased 13.6% compared to the prior year period. The increase in revenue was due to higher sales of specialty suture and catheter fabrication products.

	Three Months Ended		% Increase/ (Decrease)
	July 1, 2012	June 26, 2011	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
North America	$160.3	$156.5	2.7%	(0.2%)	2.5%
EMEA	126.9	137.8	2.3%	(10.2%)	(7.9%)
Asia & Latin America	60.1	54.7	11.1%	(1.2%)	9.9%
OEM	36.0	32.2	13.6%	(1.9%)	11.7%

Total	$383.3	$381.2	4.7%	(4.1%)	0.6%

SIX MONTH RESULTS

Net revenues for the first six months of 2012 were $763.9 million, an increase of 5.1% compared to the prior year period. Excluding the impact of foreign currency fluctuations, net revenues for the first six months of 2012 increased 7.9% compared to the prior year period.

GAAP loss per share from continuing operations was ($5.82) for the first six months of 2012, as compared to diluted earnings per share of $1.09 in the prior year period. The financial results for the first six months of 2012 reflect a goodwill impairment charge of $315.1 million, net of tax, or $7.72 per share, incurred in the first quarter of 2012.

Adjusted diluted earnings per share from continuing operations for the first six months of 2012 was $2.22, an increase of 24.7% over the prior year period. This increase reflects additional sales volume, improved pricing, gross profit expansion, and reduced tax expense. The improvement in profitability was partially offset by continuing investment in sales, marketing and research and development, and increased interest expense.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation and amortization of intangible assets, deferred financing costs and debt discount for the first six months of 2012 were $45.4 million compared to $48.3 million for the prior year period.

Cash and cash equivalents at July 1, 2012 were $545.0 million compared to $584.1 million at December 31, 2011.

Net accounts receivable at July 1, 2012 were $275.2 million compared to $286.2 million at December 31, 2011.

Net inventories at July 1, 2012 were $284.6 million compared to $298.8 million at December 31, 2011.

Net debt obligations at July 1, 2012 were $484.7 million compared to $445.9 million at December 31, 2011.

2012 OUTLOOK

The Company’s financial estimates for 2012 are as follows:

Constant currency revenue growth between 4% and 6% for full year 2012.

Adjusted earnings per share in the range of $4.25 to $4.45.

2012 OUTLOOK EARNINGS PER SHARE RECONCILIATION

	Low	High
Loss per share attributable to common shareholders	($4.25)	($4.05)
Goodwill impairment, net of tax	$7.72	$7.72
Special items, net of tax	($0.04)	($0.04)
Intangible amortization expense, net of tax	$0.66	$0.66
Amortization of debt discount on convertible notes, net of tax	$0.16	$0.16

Adjusted earnings per share	$4.25	$4.45

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until August 7, 2012, 11:59pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 46362185.

ADDITIONAL NOTES

Constant currency revenue and growth exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. Constant currency revenue and growth include activity of a purchased company beyond the initial twelve months after the date of acquisition.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Product group results and commentary exclude the impact of discontinued operations, items included in restructuring and impairment charges, and losses and other charges set forth in the condensed consolidated statements of income.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures. These measures include (i) adjusted diluted earnings per share, which excludes, depending on the period presented, the effect of charges associated with a goodwill impairment, our restructuring programs and asset impairments, losses and other charges related to acquisition costs, gain on sale of businesses and assets, refinancing transactions and costs associated with severance payments and benefits to be provided to our former chief executive officer, charges associated with the amortization of additional interest expense related to an interest rate swap terminated in 2011, intangible amortization expense, the amortization of debt discount on convertible notes and certain tax adjustments; and (ii) constant currency revenue and growth, which exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. Consistent with past practice, adjusted diluted earnings per share has not been adjusted to exclude the benefit resulting from the forfeiture of equity awards. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below. This press release also includes forecasted constant currency revenue growth, which is also a Non-GAAP measure. A reconciliation of forecasted constant currency revenue growth to GAAP forecasted growth has not been provided as management is unable to forecast trends in foreign currency exchange rates.

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS

	Three Months Ended July 1, 2012	Three Months Ended June 26, 2011
	(Dollars in thousands, except per share)
Income and diluted earnings per share attributable to common	$46,980	$30,840
shareholders	$1.14	$0.75
Restructuring and impairment charges	322	115
Tax benefit	(117)	(25)

Restructuring and impairment charges, net of tax	205	90

	$0.00	$0.00
Losses and other charges (A)	280	816
Tax benefit	(223)	(297)

Losses and other charges, net of tax	57	519

	$0.00	$0.01
Early termination of interest rate swap (B)	3,643	—
Tax benefit	(1,312)	—

Early termination of interest rate swap, net of tax	2,331	—

	$0.06	—
Amortization of debt discount on convertible notes	2,584	2,394
Tax benefit	(941)	(867)

Amortization of debt discount on convertible notes, net of tax	1,643	1,527

	$0.04	$0.04
Intangible amortization expense	10,692	10,731
Tax benefit	(3,896)	(3,904)

Intangible amortization expense, net of tax	6,796	6,827

	$0.17	$0.17
Tax adjustments (C)	(7,654)	(2,165)

	($0.19)	($0.05)
Adjusted income and diluted earnings per share	$50,358	$37,638

	$1.23	$0.92

(A)	In 2012, losses and other charges include approximately $0.4 million, net of tax, or $0.01 per share, related to acquisition costs; and ($0.3) million, net of tax, or ($0.01) per share related to a gain on sale of businesses and assets. In 2011, losses and other charges include approximately $0.5 million, net of tax, or $0.01 per share, related to loss on extinguishment of debt.
(B)	In 2011, the Company terminated an interest rate swap that, at the date of termination, had a notional amount of $350 million. The interest rate swap was designated as a cash flow hedge against the term loan under our senior credit facility. At the date of termination, the interest rate swap was in a liability position resulting in a cash payment by the Company of approximately $14.8 million, which included $3.1 million of accrued interest. In accordance with GAAP, the Company is amortizing this amount as additional interest expense over the remainder of the original term of the interest rate swap, which was scheduled to expire in September 2012. In the second quarter of 2012, the non-cash, net of tax impact was approximately $2.3 million, or $0.06 per share.
(C)	The tax adjustment represents a net benefit resulting from the resolution (including the expiration of statutes of limitations) of various prior years’ U.S. federal, state and foreign tax matters.

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS

	Six Months Ended July 1, 2012	Six Months Ended June 26, 2011
	(Dollars in thousands, except per share)
Loss/income and (basic)/diluted earnings per share attributable to common	($237,360)	$44,117
shareholders	($5.82)	$1.09
Goodwill impairment	332,128	—
Tax benefit	(16,983)	—

Goodwill impairment, net of tax	315,145	—

	$7.72	—
Restructuring and impairment charges	(1,003)	710
Tax benefit	473	(250)

Restructuring and impairment charges, net of tax	(530)	460

	$0.01	$0.01
Losses and other charges (A)	280	20,913
Tax benefit	(223)	(7,601)

Losses and other charges, net of tax	57	13,312

	$0.00	$0.33
Early termination of interest rate swap (B)	7,394	—
Tax benefit	(2,677)	—

Early termination of interest rate swap, net of tax	4,717	—

	$0.12	—
Amortization of debt discount on convertible notes	5,136	4,757
Tax benefit	(1,870)	(1,729)

Amortization of debt discount on convertible notes, net of tax	3,266	3,028

	$0.08	$0.07
Intangible amortization expense	21,202	21,375
Tax benefit	(7,737)	(7,783)

Intangible amortization expense, net of tax	13,465	13,592

	$0.33	$0.33
Tax adjustments (C)	(7,654)	(2,165)

	($0.19)	($0.05)
Anti-dilutive effect on EPS (D)	($0.02)	—
Adjusted income and diluted earnings per share	$91,106	$72,344

	$2.22	$1.78

(A)	In 2012, losses and other charges include approximately $0.4 million, net of tax, or $0.01 per share, related to acquisition costs; and ($0.3) million, net of tax, or ($0.01) per share related to a gain on sale of businesses and assets. In 2011, losses and other charges include approximately $9.8 million, net of tax, or $0.24 per share, related to loss on extinguishment of debt; and $3.5 million, net of tax, or $0.09 per share, in charges related to severance payments and benefits provided to our former chief executive officer.
(B)	In 2011, the Company terminated an interest rate swap that, at the date of termination, had a notional amount of $350 million. The interest rate swap was designated as a cash flow hedge against the term loan under our senior credit facility. At the date of termination, the interest rate swap was in a liability position resulting in a cash payment by the Company of approximately $14.8 million, which included $3.1 million of accrued interest. In accordance with GAAP, the Company is amortizing this amount as additional interest expense over the remainder of the original term of the interest rate swap, which was scheduled to expire in September 2012. In the first six months of 2012, the non-cash, net of tax impact was approximately $4.7 million, or $0.12 per share.

(C)	The tax adjustment represents a net benefit resulting from the resolution (including the expiration of statutes of limitations) of various prior years’ U.S. federal, state and foreign tax matters.
(D)	The Company has presented results using basic weighted average shares with the impact of dilution on adjusted income, separately. In accordance with ASC 260, if income from continuing operations is a loss no potential common shares are included in the computation of diluted per-share amounts because inclusion would result in an anti-dilutive per share amount.

RECONCILIATION OF NET DEBT OBLIGATIONS

	July 1, 2012	December 31, 2011
	(Dollars in thousands)
Note payable and current portion of long-term borrowings	$4,700	$4,986
Long term borrowings	959,945	954,809
Unamortized debt discount	65,055	70,191

Total debt obligations	1,029,700	1,029,986
Less: cash and cash equivalents	544,991	584,088

Net debt obligations	$484,709	$445,898

ABOUT TELEFLEX INCORPORATED

Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 11,200 people worldwide and serves healthcare providers in more than 130 countries. For additional information about Teleflex please refer to www.teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, statements relating to our expectation that the consolidation of three of our U.S. based distribution centers will generate improved operating efficiencies; and forecasted 2012 constant currency revenue growth and adjusted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011.

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	July 1, 2012	June 26, 2011
	(Dollars and shares in thousands, except per share)
Net revenues	$383,332	$381,168
Cost of goods sold	198,968	199,817

Gross profit	184,364	181,351
Selling, general and administrative expenses	105,951	109,838
Research and development expenses	13,702	12,455
Restructuring and other impairment charges	321	3,176
Gain on sales of businesses and assets	(332)	—

Income from continuing operations before interest, loss on extinguishments of debt and taxes	64,722	55,882
Interest expense	18,240	15,785
Interest income	(506)	(253)
Loss on extinguishments of debt	—	816

Income from continuing operations before taxes	46,988	39,534
Taxes (benefit) on income from continuing operations	(278)	8,436

Income from continuing operations	47,266	31,098

Operating loss from discontinued operations (including gain (loss) on disposal of 2,264 in 2012 and $(4,504) in 2011, respectively)	(8,049)	(3,593)
Benefit on loss from discontinued operations	(3,682)	(6,982)

Income (loss) from discontinued operations	(4,367)	3,389

Net income	42,899	34,487
Less: Income from continuing operations attributable to noncontrolling interest	286	258
Income from discontinued operations attributable to noncontrolling interest	—	159

Net income attributable to common shareholders	$42,613	$34,070

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.15	$0.76
Income (loss) from discontinued operations	$(0.11)	$0.08

Net income	$1.04	$0.84

Diluted:
Income from continuing operations	$1.14	$0.75
Income (loss) from discontinued operations	$(0.10)	$0.08

Net income	$1.04	$0.83

Dividends per common share	$0.34	$0.34
Weighted average common shares outstanding:
Basic	40,834	40,536
Diluted	41,076	40,872
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$46,980	$30,840
Income (loss) from discontinued operations, net of tax	(4,367)	3,230

Net income	$42,613	$34,070

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended
	July 1, 2012	June 26, 2011
	(Dollars and shares in thousands, except per share)
Net revenues	$763,899	$726,749
Cost of goods sold	395,421	383,351

Gross profit	368,478	343,398
Selling, general and administrative expenses	218,087	211,548
Research and development expenses	25,255	23,486
Goodwill impairment	332,128	—
Restructuring and other impairment charges	(1,004)	3,771
Gain on sales of businesses and assets	(332)	—

Income (loss) from continuing operations before interest, loss on extinguishments of debt and taxes	(205,656)	104,593
Interest expense	36,451	31,931
Interest income	(984)	(358)
Loss on extinguishments of debt	—	15,413

Income (loss) from continuing operations before taxes	(241,123)	57,607
Taxes (benefit) on income (loss) from continuing operations	(4,276)	13,009

Income (loss) from continuing operations	(236,847)	44,598

Operating income (loss) from discontinued operations (including gain on disposal of $2,264 in 2012 and $52,269 in 2011, respectively)	(7,120)	61,117
Benefit on income (loss) from discontinued operations	(3,358)	(6,966)

Income (loss) from discontinued operations	(3,762)	68,083

Net income (loss)	(240,609)	112,681
Less: Income from continuing operations attributable to noncontrolling interest	513	481
Income from discontinued operations attributable to noncontrolling interest	—	318

Net income (loss) attributable to common shareholders	$(241,122)	$111,882

Earnings per share available to common shareholders:
Basic:
Income (loss) from continuing operations	$(5.82)	$1.09
Income (loss) from discontinued operations	$(0.09)	$1.69

Net income (loss)	$(5.91)	$2.78

Diluted:
Income (loss) from continuing operations	$(5.82)	$1.09
Income (loss) from discontinued operations	$(0.09)	$1.66

Net income (loss)	$(5.91)	$2.75

Dividends per common share	$0.68	$0.68
Weighted average common shares outstanding:
Basic	40,801	40,297
Diluted	40,801	40,648
Amounts attributable to common shareholders:
Income (loss) from continuing operations, net of tax	$(237,360)	$44,117
Income (loss) from discontinued operations, net of tax	(3,762)	67,765

Net income (loss)	$(241,122)	$111,882

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	July 1, 2012	December 31, 2011
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$544,991	$584,088
Accounts receivable, net	275,166	286,226
Inventories, net	284,555	298,775
Prepaid expenses and other current assets	24,813	33,405
Prepaid taxes	29,690	28,846
Deferred tax assets	36,526	41,014
Assets held for sale	53,890	7,902

Total current assets	1,249,631	1,280,256
Property, plant and equipment, net	253,684	251,912
Goodwill	1,095,591	1,438,542
Intangible assets, net	938,129	879,787
Investments in affiliates	1,669	2,008
Deferred tax assets	275	278
Other assets	67,843	71,320

Total assets	$3,606,822	$3,924,103

LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$4,700	$4,986
Accounts payable	65,471	67,092
Accrued expenses	83,177	78,160
Payroll and benefit-related liabilities	58,921	64,386
Derivative liabilities	1,669	633
Accrued interest	9,155	10,960
Income taxes payable	12,911	21,084
Current liability for uncertain tax positions	3,910	22,656
Deferred tax liabilities	1,011	1,050
Liabilities held for sale	1,749	—

Total current liabilities	242,674	271,007
Long-term borrowings	959,945	954,809
Deferred tax liabilities	397,454	420,833
Pension and postretirement benefit liabilities	182,461	194,984
Noncurrent liability for uncertain tax positions	60,226	61,688
Other liabilities	72,048	37,999

Total liabilities	1,914,808	1,941,320
Commitments and contingencies
Total common shareholders’ equity	1,689,470	1,980,588
Noncontrolling interest	2,544	2,195

Total equity	1,692,014	1,982,783

Total liabilities and equity	$3,606,822	$3,924,103

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	July 1, 2012	June 26, 2011
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income (loss)	$(240,609)	$112,681
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	3,762	(68,083)
Depreciation expense	17,148	20,326
Amortization expense of intangible assets	21,202	21,375
Amortization expense of deferred financing costs and debt discount	7,098	6,642
Loss on extinguishments of debt	—	15,413
Stock-based compensation	4,003	965
Impairment of investments in affiliates	—	3,061
Gain on sales of businesses and assets	(332)	—
Goodwill impairment	332,128	—
Deferred income taxes, net	(21,480)	941
Other	(2,771)	658
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(13,225)	(36,957)
Inventories	2,698	(18,058)
Prepaid expenses and other current assets	8,476	(3,707)
Accounts payable and accrued expenses	(5,192)	(1,923)
Income taxes receivable and payable, net	(23,668)	(15,561)

Net cash provided by operating activities from continuing operations	89,238	37,773

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(28,893)	(15,132)
Proceeds from sales of businesses and assets, net of cash sold	17,155	100,916
Payments for businesses and intangibles acquired, net of cash acquired	(62,627)	(30,570)

Net cash (used in) provided by investing activities from continuing operations	(74,365)	55,214

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings	—	515,000
Repayment of long-term borrowings	—	(455,800)
Decrease in notes payable and current borrowings	(707)	—
Proceeds from stock compensation plans	4,091	30,577
Dividends	(27,756)	(27,438)
Debt extinguishment, issuance and amendment fees	—	(19,058)

Net cash (used in) provided by financing activities from continuing operations	(24,372)	43,281

Cash Flows from Discontinued Operations:
Net cash (used in) provided by operating activities	(8,191)	13,151
Net cash used in investing activities	(2,121)	(1,386)

Net cash (used in) provided by discontinued operations	(10,312)	11,765

Effect of exchange rate changes on cash and cash equivalents	(19,286)	9,324

Net (decrease) increase in cash and cash equivalents	(39,097)	157,357
Cash and cash equivalents at the beginning of the period	584,088	208,452

Cash and cash equivalents at the end of the period	$544,991	$365,809